Exhibit 10.1
Amendment No. 2
to the
1992 Employee Stock Purchase Plan
     WHEREAS, C-COR Incorporated (the “Corporation”) implemented an Employee Stock Purchase Plan (the “Plan”) in 1992 to secure for the Corporation and its shareholders the benefits of the incentive which an interest in the ownership of shares of common stock of the Corporation will provide to its employees;
     WHEREAS, on September 23, 2007, the Corporation entered into an Agreement and Plan of Merger (the “Agreement”) with Arris Group, Inc. and Air Merger Subsidiary, Inc. pursuant to which the Corporation will merge with and into Air Merger Subsidiary, Inc.
     WHEREAS, pursuant to the Agreement, the Corporation has agreed to assure that the Plan be suspended as soon as permitted by the terms of the Plan and there shall not be an additional Offering Period; and
     WHEREAS, capitalized terms used herein but not defined shall have the meanings set forth in the Plan.
     NOW, THEREFORE, the Plan is hereby amended as follows:
     1. The Offering Period that is due to begin on October 1, 2007 shall not be initiated and all future Offering Periods shall be suspended until such time that the Board of Directors of the Corporation adopts a resolution to initiate an Offering Period.
     2. Participant Payroll Deductions shall be suspended effective October 1, 2007, or as soon as practicable thereafter. If any Payroll Deductions are made after October 1, 2007, the Corporation shall promptly refund such amounts to the Participant. The appropriate officers of the Corporation are empowered to determine when and if Payroll Deductions may resume, and to promulgate rules regarding whether the Payroll Deduction elections will be superseded or reinstated.
     IN WITNESS WHEREOF, the Plan is amended effective this 28th day of September 2007.

C-COR INCORPORATED
By:	/s/ William T. Hanelly
William T. Hanelly
Chief Financial Officer